(OVERRIDE AGREEMENT)


WORLD CHOICE TRAVEL PRIVATE LABEL AND XML INTERFACE AGREEMENT
11300 U.S. Highway 1, Suite 300
North Palm Beach, FL   33408

This Private Label and XML Interface Agreement ("Agreement") is made and entered into as of the 11th day of June, 2004 ("Effective Date") between World Choice Travel, a division of Travelocity.com LP ("WCT"), and the Customer listed below ("Customer")(each, a "Party", collectively, the ""Parties").

                         CUSTOMER INFORMATION
Customer:  Pricester.com                        Linked URLs
Address:   1001 N. Federal Highway              www.pricestertravel.com
           Suite 201
           Hallandale Beach, FL   33009
Phone:     959-458-1023   Fax:  954-458-1123
Billing Contact:  Mr. Jose Puentes
Title:            President
Email address:    Jpuentes@pricester.com


                               BACKGROUND

Whereas, WCT provides on-line travel information and booking services as further described in Exhibit A attached hereto and incorporated herein by reference ("Reservation Services") and maintains and licenses from third parties databases ("Databases") of information relating to hotels, airlines, car rental, cruises and other travel-related products and services; and

WHEREAS< Customer desires to extend to its end-users (the "End Users") access to the Reservation Services through one or both of the following: (i) a link (the "Link") to a web site hosted by WCT (the "Web Site") or (ii) an XML interface (the "Interface") that allows Customer to send search requests to, and to receive travel-related date (the "Retrieved Data") from, WCT's servers (or those of its affiliated third party suppliers).

NOW THEREFORE, in conclusion of the mutual covenants and agreements set forth herein, the Parties agree as follows:


                               AGREEMENT

1. Reservations. Subject to the terms and conditions contained in the Agreement, and solely for purposes providing End Users with access to the Databases, Retrieved Data and Reservation Services to view, make or cancel reservations through a Web Page (as defined below), WCT hereby grants Customer a non-transferable, non-exclusive, limited, revocable right and license to (a) publicly display the Link, (b) access publicly display and use the Retrieved Data, and (c) if applicable, use the Interface and related documentation. Customer shall participate in the Reservation Services accompanied by a checkmark on Exhibit A or are subsequently checked by Customer by logging into its account via the Affiliate Bank Office. The Reservation Services may be updated by WCT from time to time. All reservations requested by the End Users are



PAGE>2

subject to acceptance by WCT in accordance with WCT's policies then in effect. By entering into this Agreement, Customer also agrees to the terms and conditions of the Pegasus Systems, Inc. Agreement as set forth in Exhibit B.

2. Web Pages. The term "Web Pages" shall mean each of the web pages of Customer corresponding to the Uniform Resource Locator ("URL") listed in the "Customer Information" section above. Customer agrees to promptly notify WCT in writing of any changes of such URL's.

3. Customization. The Web site may be accessed by End Users through the Link and shall consist of custom web pages addressable as a separate directory under the URL www.worldchoicetravel.com or such other URL's that WCT may establish from time to time. Customer shall be responsible for providing any desired Customer Content to WCT. "Customer Content" means any and all headers, footers, trademarks, service marks, logos, copyright materials, designs, artwork and any other content provided by Customer to WCT for inclusion on the Web Site. After receipt of Customers complete Customer Content, WCT may provide additional customization services for Customer with respect to the Web Site on such terms and for such compensation as the Parties may mutually agree in writing.

4. Compensation. WCT shall pay Customer commission as set forth on Exhibit A for the applicable Reservation Service.

5. Exclusivity Marketing. The Customer agrees that the Reservation Services shall be the exclusive on-line hotel, last minute or spontaneous deal, and packaging reservation service. Customer further agrees to place the Link and/or the Retrieved Data in a prominent position on the Web Pages, and to use due diligence to promote the Web Site.

6. Use of WCT's Intellectual Property. The use by Customer of any of WCT's names, logos, trademarks, service marks, trade dress, slogans, copyrights, trade secrets or other intellectual property in any manner not expressly permitted herein is prohibited unless otherwise approved in writing in advance by WCT. Other than as expressly provided in this Agreement or unless otherwise agreed to in writing by WCT, WCT does not grant any right to license, use, copy, lease, sell, publicly display, publicly perform, distribute, modify, sublicense or otherwise transfer any portion of the Link, Interface (or related documentation), Web Site, Databases, Retrieved Data or Reservation Services. With the sole exception of any artwork, marks, content or other intellectual property provided by Customer to WCT for inclusion on the Web Site, all rights, title, and interest, including without limitation, any and all copyright, patent, trade secret, trademark and other intellectual property rights in and to the Link, Web Site, Databases, Retrieved Data, Interface (and related documentation), the Reservation Services and all content WCT creates in connection with the Link or Web Site under United States law and any foreign laws shall remain in WCT or its respective owner or supplier where applicable. Without limiting the generality of the foregoing, Customer agrees not to modify the substance of any Retrieved Data; provided, however, that Customer may modify the presentation of the Retrieved Data solely for placement on Customer's Web Pages and in a manner that is consistent with this Agreement.

Customer acknowledges and agrees that in addition to any other right WCT may have at equity or law, WCT shall be entitled to petition for an injunction to prevent any unauthorized use by Customer of the Web Site, Databases, Link, Interface, Retrieved Data or any intellectual property or proprietary information of WCT. Customer shall reimburse WCT for all costs and expenses of enforcing this Section 6, including reasonable attorneys' fees.

7. WCT's Use of Customer's Intellectual Property. Customer grants WCT a royalty-free, worldwide, non-exclusive right and license to use Customer's name as a client reference in WCT's advertising or marketing promotional materials and to display all Customer Content on the Web Site. Customer shall have the exclusive right to sell banner advertising on the Web Site. Customer agrees to assume full responsibility for all Customer Content and representations of any such banner advertising.

8. No Offensive Content or Conduct. Customer agrees to abide by all local, state, national and foreign laws in connection with the Reservation Services, Link, Web Site and Databases and Retrieved Data. Customer agrees to assume full responsibility for all content, images, third party links and representations on its web sites and Web Pages. Customer covenants and agrees that (a) its web sites and Web Pages shall not contain any content that promotes or engages in illegal activities, is sexually explicit, obscene, violent or other wise deemed offensive, or is libelous or invasive of another's privacy ("Offensive Content"); (b) it shall not use URLs or transmit any material through or on the Link, Web Site Web Pages or its web sites that may infringe the intellectual property rights of a third party; (c) it shall not knowingly transmit any material that contains software viruses or other harmful or deleterious computer code, files or programs such as Trojan horses, worms, time bombs, and cancelbots; or (d) it shall not hack into or otherwise knowingly harm the Web Site, any Web sire of WCT or its suppliers, or any servers or networks connected to the Web Site, Reservation Services or Retrieved Data.

9. Liability for Errors. Customer using the Interface shall assume full responsibility for any reservation errors or any other errors that relate to or are caused by the Interface or any technical or programming errors in the Interface. If WCT incurs any expenses resulting from such errors or in remedying such errors (including, without limitations, expenses paid by WCT to its third party suppliers for booking errors), Customer agrees to fully reimburse WCT for all such expenses.

10. AAA Ratings. Customer acknowledges that some Retrieved Data may contain rating from the Automobile Association of America ("AAA Ratings") as authorized or licensed by the AAA. Customer agrees to use the AAA Ratings only in connection with using WCT engine to make a reservation. In addition to the restrictions set forth in this Agreement, Customer agrees not to (a) modify, distort, hide, misuse or misrepresent any of the AAA Ratings, (b) transfer, distribute, assign or lease any of the AAA Ratings to any material data not provided by WCT, or (c) otherwise use the AAA Ratings in any manner not contemplated by WCT of this Agreement.

11. Credit Card Rules and Policies. Customer using the Interface hereby agrees that in connection with all credit card transactions relating to the Reservation Services or on its Web Pages, it shall comply with the credit card transactions rules and policies set forth in Exhibit C attached hereto and incorporated herein by reference. Customer further agrees that it shall not directly or indirectly, engage or participate in or otherwise be involved in any type of credit card fraud.

12. End Users. Use of the Web Site or Web Pages by End Users is governed by the posted privacy policy and any applicable terms and conditions (including, for example, cancellation and refund policy) specific to the particular Reservation Services ("T&Cs"). Customer shall not modify any T&Cs without WCT's prior written approval. Customer shall own all personally identifiable information regarding End Users collected by Customer or WCT through the Reservation Services or Web Site ("End User Information"), and the Parties acknowledge that all such End User Information being collected is being collected on behalf of and for the benefit of Customer. Customer shall be fully responsible for collection and use of End User Information and for compliance with its privacy policy and the T&Cs.

13. Confidentiality. Each Party hereby agrees to protect the other Party's confidential information that comes into its possessions, from improper use and unauthorized disclosure to third parties, utilizing the same degree of care such Party uses to protect its own confidential or proprietary information of like importance, but in any case using no less than a reasonable degree of care. An example of WCT's confidential information includes, but should not be construed to be limited to, WCT's software, specifications, code and documentation relating to the Interface. Each Party further agrees to use the confidential information only for the purposes authorized in this Agreement and to not disclose same to any third party, other than for such purposes. Customer expressly acknowledges that in many cases confidential information such as End User Information, will not be in the possession of WCT but will be transmitted directly to WCT's supplies and, therefore, Customer holds WCT harmless with respect to such End User Information.

14. Term. Unless sooner terminated in accordance with the terms set forth in this Agreement, the term of this Agreement shall begin as of the Effective Date hereof and shall continue for a period of one year. The term of this Agreement shall be automatically renewed for successive periods of one year each unless terminated by either party at least thirty (30) days before the end of the initial term or any successive term thereafter.

15. Termination. WCT may terminate access to all or any portion of the Reservation Services immediately and without prior notice upon termination of any agreement with WCT's suppliers. Further WCT may suspend or terminate the Agreement, access to all or any portion of the Reservation Services and/or the licenses granted herein immediately and without prior notice in the event that (a) Customer earns commissions totaling less that fifty dollars ($50.00) for six (6) consecutive months ay any time after an initial six (6) month period from the Effective Date; or (b) WCT determines, or a third party alleges that
(i) Customer or any web site owned or controlled by Customer infringes the intellectual property rights of any third party or violates any provision in Section 6 (Use of WCT's Intellectual Property), 8 (No Offensive Content or Conduct), 10 (AAA Ratings), 11 (Credit Card Rules and Policies), 12 (End Users), or 13 (Confidentiality), (ii) Customer knowingly violates any provision in the Agreement, or (iii) Customer uses or permits the use of the Interface, Retrieved Data, Databases or Reservation Services for any improper or illegal purpose or any purpose not authorized by this Agreement. In addition, either Party will have the right to terminate this Agreement after a material breach of the Agreement by the other Party which breach has not been cured thirty
(30) days after the date that the breaching Party received written notice from the other Party of the breach.

16. Representations and Warranties. Either party represents and warrants that it has the right, power and authority to enter into this Agreement and to perform all of its respective obligations under this Agreement and that the performance of such obligations shall not conflict with or result in a breach of any agreement to which it is a party or is otherwise bound. Customer further represents and warrants that (a) it owns or possesses all rights and licenses to use, copy, display and distribute any and all of Customer Content; and (b) it shall not make any representations or warranties to End Users about the Reservation Services, Retrieved Data, Databases, Link or interface, other than those expressly authorized by WCT in writing. If an individual, Customer represents and warrants that he or she is at least 18 years old.

17. Disclaimer of Warranties. WCT MAKES NO, AND HEREBY EXPRESSLY DISCLAIMS ALL, WARRANTIES, REPRESENTATION AND CONDITIONS IN CONNECTION WITH THIS AGREEMENT, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATIONS, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR TITLE. WCT MAKES NO WARRANTY THAT THE RESERVATION SERVICES, THE WEB SITE, THE LINK OR THE DATABASES WILL BE CONTINUOUSLY AVAILABLE OR ERROR-FREE OR COMPLETELY SECURE, OR THAT ANY DEFECTS IN THE RESERVATION SERVICES, THE WEB SITE, THE LINK OR DATABASES WILL BE CORRECTED.

18. Indemnification. Customer agrees to indemnify WCT, its parents, subsidiaries, affiliates and suppliers and their successors and assigns against and hold them harmless from any and all claims, liabilities, damages, costs and expenses, including reasonable attorneys' fees and experts' fees, resulting directly or indirectly from: (a) any portion of the Customer Content; (b) breach of any representation, warranty or covenant contained in the Agreement or in WCT's applicable published policies; (c) a violation by Customer of any applicable law, rule or regulation, (d) a violation of Section 6 (Use of WCT's Intellectual Property), 8 (No Offensive Content or Conduct), 10 (AAA Ratings), 11 (Credit Card Rules and Policies), 12 (End Users), or 13 (Confidentiality); (e) any reservation or other error caused by Customer or its Interface; (f) improper use or application of the Web Site, Databases, Link Interface, Retrieved Data or Reservation Services. The indemnity obligation s hereunder shall survive the termination of the Agreement.

19. Limitations of Liabilities and Risk of Internet Usage. EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS IN SECTION 18, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY NATURE, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS, LOST PROFITS, OR LOSS OF DATA OR USE, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED OF THE

POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL APPLY REGARDLESS OF THE NEGLIGENCE OR OTHER FAULT OF ANY PARTY AND REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY.

IN NO EVENT SHALL THE MAXIMUM AMOUNT OF DAMAGES PAYABLE BY WCT FOR ANY BREACH OF THIS AGREEMENT OR ANY DAMAGE OR INJURY RESULTING FROM WCT'S PROVISION OF THE RESERVATION SERVICES EXCEED THE AMOUNT OF COMMISSIONS PAID TO WCT FROM ITS TRAVEL SUPPLIERS WITH RESPECT TO END USERS OF THE WEB SITE DURING THE TWELVE MONTHS IMMEDIATELY PRECEDING ANY SUCH CLAIM.

20. Compatibility; Updates. Customer acknowledges and agrees that it shall be solely responsible for determining whether its systems are compatible with the Interface, for providing all software necessary for use thereof and for all maintenance of its systems.

21. Modifications of Reservation Service Programs. WCT may add, delete or otherwise modify any of the Reservation Services. If any material modification is unacceptable to Customer, Customer may (a) refuse (if feasible or practicable as reasonably determined by WCT) the portion of the Reservation Services affected by the modification, or
(b) if refusal is not feasible or practicable as reasonably determined by WCT, terminate the Agreement, by notifying WCT in writing with ten
(10) days after receipt of notice of such modification. Customer's failure to act within such ten (10) days period shall constitute Customer's binding acceptance of the modification.

22. Force Majeure. Neither WCT not Customer will be liable for any delay or failure in performance under this Agreement due to any cause beyond its reasonable control.

23. Governing Law, Jurisdiction and Venue. This Agreement and all matters or issues related to this Agreement shall be governed by and construed under the laws of the State of Florida without application of principles of conflicts of laws. Each of the Parties irrevocable and unconditionally agrees that any legal proceeding arising out of or relating to the Agreement may be brought in the in the United State District Court for the Southern District of Florida, West Palm Beach Division, or, if that court lacks jurisdiction, in any court of competent jurisdiction in Palm Beach County; and (b) consents to the jurisdiction of each court in any proceeding.

24. Assignment. Customer may not assign or sublicense, by operation of law or otherwise, this agreement or any duties, rights or obligations under this Agreement without WCT's prior written consent. For purposes of this provision, a change of control or management, sale of all or substantially all of Customer's assets, or sale of stock constitutes an assignment. WCT may assign this Agreement or the rights, duties or obligations under the Agreement without notice to Customer. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

25. Severability; No Waiver. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, then such provision shall be construed, as nearly as possible, to reflect the intentions of the Parties with the other provisions remaining in full force and effect. The failure of either party to exercise or enforce any right or provision of this Agreement will not constitute a waiver of such rights or provision, unless such waiver is in writing and is executed by the Party against whom such waiver is claimed.

26. Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be delivered; (i) by hand delivery;
(ii) by facsimile (with written confirmation of delivery; (iii) by overnight express mail; or (iv) certified or registered U.S. mail (with postage paid and return receipt requested). Notices shall be effective, in the case of (a) hand delivery or facsimile transmission, upon receipt, (b) overnight express mail, on the next business day after timely delivery to a recognized overnight delivery service, and
(c) U.S. mail, upon the third business day after deposit with the U.S. postal service. Notices shall be delivered to each Party at its respective facsimile number or address specified in the Agreement, or at such other facsimile number or address as such Party may specify by written notice to the other.

27. No Agency or Third Party Beneficiary. Customer and WCT are independent contractors, and nothing in this Agreement shall be construed to create a partnership, joint venture, franchise, or agency relationship between Customer and WCT. Neither Party has any authority to enter into agreements of any kind on behalf of the other Party. WCT and Customer agree that there should be no third party beneficiary to this Agreement, including, but is not limited to, End Users.

28. Tax Forms. Customer agrees, as a condition to this Agreement, to deliver to WCT a true and correct copy of Customer's (i) Internal Revenue Service ("IRS") form W-9, if Customer is a "U.S. Person" (including a resident alien) as defined by the IRS or (ii) IRS W-8 BEN, W-8 ECI, W-8 EXP or W-8 IMY, as applicable, if Customer is a "Foreign Person" as defined by the IRS.

29. Miscellaneous. This Agreement, along with the attached Exhibits, constitutes the entire agreement of the parties with respect to its subject matter, superseding all prior or contemporaneous oral and written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts and the like between the Parties in such respect. The section headings in this Agreement are for convenience only and have no legal or contractual effect. This Agreement: (i) may be executed in any number of counterparts, each of which, when executed by both Parties to this Agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument; and
(ii) may not be amended or modified by Customer unless such amendment or modification is in writing signed by both parties. The terms of any sections that, by their nature, are intended to extend beyond termination shall survive termination of the Agreement for any reason.

THIS AGREEMENT is a binding contract between Customer and WCT.

CUSTOMER                            WORLD CHOICE TRAVEL




Signed by:                          Signed by:
          -------------------------           -------------------------
Name:     Jose Puentes              Name:     Richard Schneider
Title:    President                 Title:    Vice President, Global
                                               Business Development

                               EXHIBIT A
                               ---------

          WCT RESERVATION SERVICES AND COMPENSATION STRUCTURE
          ---------------------------------------------------


Customer hereby agrees to participate in the following Reservation Services, as indicated by a checkmark, and to promptly fulfill the obligations required of the Customer as set forth in this Agreement:

     ( X )     A.  Hotel Reservations Service

     ( X )     B.  Global Car Rental Reservation Service

     ( X )     C.  Global Airline Reservation Service

     ( X )     D.  Global Golf Vacation Reservation Service

     ( X )     E.  Cruise Booking Service

     ( X )     F.  Travel Insurance Service

     ( X )     G.  Last Minute Deals Reservation Service

     ( X )     H.  CustomTrip Reservation Service

Customer at any time during the term of this Agreement may opt-in or opt-out of any Reservation Service listed above by logging into the Affiliate Back Office and check or uncheck, as applicable, the proper box associated with the applicable Reservation Service; provided that Customer must at all time participate in at least one of the following
Services: Hotel, Last Minute Deals or CustomerTrip. By selecting or opting-in to participate in any Reservation Service, Customer agrees to the terms and conditions set forth in this Agreement, including, without limitation, the compensation structure ser forth in this Exhibit A or any subsequent amendments.


COMPENSATION STRUCTURE:
-----------------------

PAYMENT:
--------

Commission funds shall be paid by WCT on the fifteenth (15th) business day of each month for undisputed commissions due to Customer and accruing up to the twelfth (12th) business day of such month (the monthly period in which the commissions accrued shall be hereafter referred to as the "Commission Period"); provided that WCT has received such commissions from the respective third party supplier or licensor. Commissions shall be paid monthly for accrued commissions totaling $100.00 or ore. Accrued commissions totaling less that $100.00 shall carry over to the following month's payment period or until such time accrued commissions total at least $100.00. If WCT has unintentionally failed to pay Customer a commission during the month it became due, WCT shall be entitled to accrue such amount and submit it with the next monthly payment due and if necessary, final payment to Customer may be retained for a reasonable period of time to ensure full and complete settlement with the End User. WCT makes no guarantee as to the amount or frequency of commissions that may be generated hereunder.

DEFINITIONS:
------------

As used herein, the following terms have the meaning set forth below:

Applicable Charges: means (i) any and all applicable amounts owed for domestic or foreign taxes, mandatory charges and surcharges (including port charges and airport facility charges), mandatory surcharges for gratuities, fuel increases, other surcharges, duties, shipping and handling, and credit card fees; (ii) any refunds, cancellations, rebates, cancellation fees, commissions, commission collection fees, service and credit card fees; (iii) any and all applicable amounts not actually received by WCT due to credit card fraud, bad debts or similar events; (iv) any applicable amount not actually received by WCT due to cruise credit certificates, coupons or similar discounts: and (v) any other amounts representing non-commissionable sales.

Collected Fees: means the amount actually collected and received by WCT from the respective supplier for a Qualifying Sale.

Gross Hotel Sales: means the total amount of face value of Qualifying Sales for hotel bookings which are actually booked by End Users, including those booked through the Global Distribution System ("GDS Bookings") and "Hot Rate" or "Hot Deals" bookings(1) ("Hot Rate Bookings").

Net Gross Sales: means the sum of the amounts collected from End Users for Qualifying Sales, less all Applicable Charges; provided that commission based on Net Gross Sales shall be paid for a booking only if
(a) the product or service purchased has been paid for in full upon consumption and has not been exchanged, refunded or rebated, and (b) amounts due to the respective supplier for the booking has been settled with such supplier.

Opti Fee means a service fee, an additional fee or the like charged by Customer to an End User for each online Qualifying Sale.

Qualifying Sale: means the sale of a product or service made by an End User through WCT's Reservation Services via online (through the Link or Interface) and, if available, via the customer call center or what is referred herein as "offline".


COMMISSION PERCENTAGE:
----------------------

Customer shall earn commission for each Qualifying Sale based on the percentage commission structure set forth below for the respective Reservation Service.

Hotels: The commission level shall be determined based on the amount of Gross Hotel Sales generated by Customer during the applicable
Commission Period(2) as set forth in the Hotel Commission Table below:

                         Hotel Commission Table
                         ----------------------

                                                                              Opti- Fee
                                                                               (Percent
                                                                               of Total
                                                                              Opt-Fees,
                                                      Hot Rate Bookings(1)     less 50
                          GDS Booking Commission           Commission         percent of
                             Percentage Payable         Percentage Payable   Credit Card
  Range of Gross Hotel           (Percent of              (Percent of          Merchant
Sales in the Applicable        Collected Fees)          Net Gross Sales)         Fee)
   Commission Period        Online       Offline      Online       Offline      Online
-----------------------   ----------   ----------   ----------   ----------   ----------
     Level One            50 percent   30 percent   10 percent   6 percent  50 percent(3)
  $1 to $500,000

     Level Two
 $500,000 to $750,000     55 percent   30 percent   10 percent   6 percent  50 percent(3)

    Level Three
   $750,001 plus          60 percent   30 percent   10 percent   8 percent  50 percent(3)

Opti Fees: If Customer charges an Opti-Fee, Customer agrees, as a material inducement to WCT to enter into this Agreement, to utilize WCT's Opti Fee services as the sole and exclusive method of charging such Opti-Fees. For hotel bookings, the Customer will earn a commission based on a percentage of the online Opti-Fees as set forth in the Hotel Commission Table above, minus fifty percent of the applicable credit card merchant fee charged by credit card companies. For car bookings, the Customer will earn fifty percent of the online Opti-Fees, minus fifty percent of the applicable credit card merchant fee charged by credit card companies.

On-line Opti Fees that Customer may assess are calculated based on the standard Opti-Fee schedule posted in the Partner Back Office and may be subject to change from time to time by WCT. Customer may elect to vary the standard online Opti-Fee schedule for online hotel Qualifying Sales by using WCT's online Customer back office rates. In the event that Customer customizes the online Opti-Fee schedule, the minimum online Opti-Fee that can be charges is $1.50 per night and the maximum allowable charge is $30.00 per booking.

Fees are charged to End Users at the time of booking. The online Opti-Fee will appear on the End User's credit card statement as being charged to "Travel Reservation Center" or, when possible and available, Customer's name.

For Last Minute Deals and Custom Trip Reservation Services, Customer shall earn the following commission:

                                                                          Commission
                                                       Commission         Percentage
                                                       Percentage           Payable
                                      Monthly            Payable          For Offline
 Commission       Qualifying        Qualifying         For Online      Qualifying Sales
    Level        Time Period       Sales Minimum    Qualifying Sales   (when available)
------------   ---------------   ----------------   ----------------   ----------------
Level 1            Through                            5 percent of       3 percent of
                Nov. 30, 2004          None          Net Gross Sales    Net Gross Sales

Level 2           Beginning                           4 percent of      2.5 percent of
                Dec. 1, 2004           None          Net Gross Sales    Net Gross Sales

Level 3           Beginning                           5 percent of       3 percent of
                Dec. 1, 2004     $100,001 plus(4)    Net Gross Sales    Net Gross Sales


For Car, Air, Golf, Cruise, Travel Insurance Reservation Services, Customer shall earn the following commission:

                              Commission               Commission
                           Percentage or Fee        Percentage or Fee
                          Payable for Online       Payable for Offline
Reservation Service        Qualifying Sales         Qualifying Sales
--------------------     --------------------     --------------------
Global Car Rental            50 percent            Non-commissionable
                           of Collected Fees         at this time

Global Airline           $5.00 per air ticket      Non-commissionable
                         booking for which the       at this time
                         airfare amount has
                         been collected by WCT
                         from the respective
                         supplier(5)

Global Golf Vacation        5 percent of             5 percent of
                          Collected Fees(5)         Collected Fees

Cruise Booking              5 percent of             3 percent of
                         Collected Fees, less     Collected Fees, less
                            all Applicable       all Applicable Charges
                              Charges(5)

Travel Insurance           $7.50 for each           $7.50 for each
                         completed transaction    completed transaction
                          made by an End User      made by an End User


(1) The Hotel "Hot Deals" program features specially discounted rates, and hotels participating in this program provide what is known as "merchant inventory". The program will be featured or designated as "hot rate" or "hot deals". These merchant hotels often require consumers to pay in advance for booked room nights. Cancellation fees are also applicable. Cancellation fees and policies will vary.
(2) For example, if commission payment is due on the 15th business day of February, then the Gross Hotel Sales used to determine the commission percentage payable to Customer for such payment will be the Gross Hotel Sales for the previous calendar month, which would be January.
(3) Less fifty percent of the applicable credit card merchant fee charged by credit card companies.
(4) In order to earn this commission level, Customer must separately generate monthly online or offline (as applicable and measured separately) Qualifying Sales valued in excess of $100,000 for any applicable commission month.
(5) The commission fee for these bookings is subject to changes at any time due to changes in suppliers.

                               EXHIBIT B
                               ---------

                    PEGASUS SYSTEMS, INC AGREEMENT
                    ------------------------------

By entering into the Agreement, Customer also agrees to the following terms and conditions:

Customer acknowledges that Pegasus Systems, Inc. (hereinafter, "Pegasus") has provided WCT the following: (i) a digital database of hotel and lodging information created and maintained by Pegasus (the "Distribution Access Database") and (ii) the capability to determine room availability for specific dates and to make and cancel reservations at a hotel contained in the Distribution Access Databases (the "Reservation Function"). Customer further acknowledges and agrees that the Distribution Access Databases and Reservation Function are the sole exclusive property of Pegasus or the hotels participation in the Distribution Access Databases and may not be copied, downloaded, hyperlinked or in any manner used, reproduced or redistributed in whole or in part except by an End User of Customer for the sole purpose of making or canceling a reservation at a hotel contained in the Distribution Access Databases. Customer agrees that it will not create, utilize, participate in or knowingly permit the occurrence of non-manual repetitive search requests of the Distribution Access Databases. Customer agrees that, if information regarding a lodging establishment is provided from the Distribution Access Databases, reservation for such establishment shall be made, changed or cancelled exclusively through the Reservation Function.

PEGASUS WILL NOT BE RESPONSIBLE OR LIABLE FOR (i) ANY FALSIFICATIONS OR INACCURACIES IN ANY OF THE INFORMATION DISPLAYED ON THE WEB PAGES OR WEB SITE, (ii) ANY ACT OR FAILURE TO ACT WITH RESPECT TO THE PUBLICATION OF INFORMATION ON THE INTERNET OR THE CREATION OR FUNCTIONALITY OF RESERVATION CAPABILITIES, (iii) SERVICE AND/OR THE MAKING, CHANGING OR CANCELING OF A RESERVATION AND THE USE OF A CREDIT CARD OR OTHER DEBIT DEVICE IN CONNECTION THEREWITH, (iv) ANY CLAIM RESULTING FROM ANY INTERRUPTION, MALFUNCTION OR CHANGE IN THE USE OF THE INTERNET OR A DISTRIBUTION SYSTEM, (v) ANY CLAIM, DAMAGE OR LIABILITY OF ANY NATURE ARISING OUT OF THE DISTRIBUTION ACCESS DATABASE, TRANSLATED INTO ANY OTHER LANGUAGE, EXCEPT TO THE EXTENT RESULTING FROM PEGASUS' GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. ALL WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, GOOD AND WORKMANLIKE PRODUCT OR SERVICE OR OTHERWISE ARE DISCLAIMED BY PEGASUS AND WAIVED BY CUSTOMER. CUSTOMER ACKNOWLEDGES AND AGREES THAT THE OPERATION OF A WEB SITE ON THE INTERNET IS AT CUSTOMER'S OWN RISK. Customer acknowledges and agrees that the Internet is a communication medium over which Pegasus has no control and that its continued utilization in its present form at current costs is uncertain. Therefore, if at any time during the term of this Agreement the cost of access to the Internet increases, or there is imposed a fee or cost for access to or use of the Internet communication lines, or there is imposed any law, governmental ruling or regulation the result of which increases the cost of access to or usage of the Internet or otherwise makes it impractical, in Pegasus' sole discretion, to continue t perform this Agreement, Pegasus may immediately terminate this Agreement without consequence. Customer agrees to indemnify and hold harmless Pegasus from and against any and all claims of any nature arising out of access to or use of the Distribution Access Databases and/or the Reservation Function by Customer of any of the End Users.

                               EXHIBIT C
                               ---------

                     CREDIT CARD RULES AND POLICIES
                     ------------------------------

1.0  Definitions:
     ------------

  1.1 "Association" means any entity formed to administer and promote Cards, including VISA, MasterCard, American Express, Discover Card, and any other entity as specified by WCT.

  1.2 "Authorization" means the process by which Customer electronically accesses Servicers' computerized system, unless such system is inoperable or otherwise not accessible to Customer, in which case Customer shall utilize the designated toll-free telephone number, to obtain credit approval from the Card issuing bank before completion of the Card transaction.

  1.3 "Card" means a valid credit card or valid off=line debit card bearing the service mark of VISA or MasterCard and any valid card issued by any other Associations or is then currently accepted by WCT for payment of a booking made through the Reservation Services.

  1.4 "Cardholder" means the individual whose name is embossed on the Card and any authorized user of such Card.

  1.5 "Card Security ID" is a unique number that is either on the front or back of the Card and that serves as an additional level of security to help protect from Internet or credit card fraud.

  1.6 "Chargeback" means the procedure by which a Transaction Record or other indicia of a Card transaction (or disputed portion thereof) is returned to the Card issuing bank for whatever reason, the liability of which is the Customer's responsibility.

  1.7 "Services" means the activities undertaken by Servicers to authorize, process and settle all United State Dollar denominated VISA, MasterCard Card and any other Card transactions undertaken by Cardholders at Customer's location(s) in the United Stated, and all other activities necessary for Servicers to perform the functions specified in this Agreement for all other Cards than currently accepted by WCT.

  1.8 "Servicers" means the financial institutions who are responsible for their respective bankcard programs and perform authorization, processing and settlement services for merchants participating in such bankcard programs (including MasterCard, VISA, American Express and Discover). Servicers currently include JPMorgan Chase Bank, Chase Merchant Services L.L.C., and any entity issuing a Card then currently accepted by WCT.

  1.9 "Transaction Record" means evidence of a purchase of goods or services by a Cardholder from Customer using a Card, regardless of whether the form of such evidence is in paper, electronic or otherwise, all of which must conform to Association Rules.

2.0  Acceptance of Cards:
     --------------------

  2.1 Customer acknowledges that Servicers shall perform the Services as they may determine.

  2.2 Customer will accept any Card properly tendered, without imposing any special conditions. Customer will assess no special charge or extract any special agreement, condition (including any minimum or maximum transaction amounts) or security from a Cardholder in connection with any Card transaction. Customer shall not make any statements indicating that Customer will refuse to honor Card transactions below or above specified amount. Customer shall not engage in acceptance practices or procedures that discriminate against or discourage the offered use of any particular Card accepted by Customer. Nothing contained in this Agreement shall prohibit Customer from entering into any Card specific promotions whether or not in conjunction with any Card issuer or co-branding a Card with any Card issuer, provided such promotion does not violate any rules set forth in this Exhibit C.

  2.3 If the Cardholder is not present at the point-of-sale, Customer shall be responsible for identifying and verifying the Cardholder by request the following information: (a) Cardholder's first name and last name, (b) the billing address as it appears on the Cardholder's Card statement, (c) Card type, number and expiration date and year, and (d) the Card Security ID. By asking for the Card Security ID when the Cardholder makes a Card Transaction, it becomes more difficult for unauthorized individuals to use the Cardholder's Card. Customer will not honor a Card that appears to Customer otherwise has reason to believe to be invalid or expired.

  2.4 Customer will not store, print or save on any media type the Cardholder's Card Security ID. Customer shall not store the Card
Security ID in any database.

  2.5 Customer shall disclose to the Cardholder the following information (e.g. in a booking confirmation page or/and follow-up email): (i) the transaction date; (ii) a brief description of the goods or services sold, returned or cancelled; (iii) the price of the goods or services, including applicable taxes, or amounts of any credit or adjustment; (iv) the Cardholder name; (v) Customer's name in a manner recognizable to Cardholders; (vi) Customer's address; (vii) a customer service telephone number; (viii) any applicable terms and condition of the sale; (ix) exact date any free trials end; and (x) any other information which the applicable Association may require.


3.0  Authorization:
     --------------

Customer acknowledges that Authorization, (i) indicates only the availability of credit at the time of Authorization; (ii) does not warrant that the person presenting the Card is the rightful Cardholder: and (iii) is not an unconditional promise or guarantee by Servicers or WCT that any Card transaction will not be subject to Chargeback.

4.0  Internet and Telephone Orders:
     ------------------------------

  4.1 For each Internet or telephone order, an Authorization must be obtained by WCT, regardless of the face amount, and Customer must complete the Transaction Record as described in the XML Interface documentation. Customer assumes all responsibility for identification of the Cardholder and the validity of the Card Information for internet and telephone orders. For Internet and telephone order Card transactions where merchandise or product is to be shipped or delivered to or for the Cardholder, the shipping date shall not be more than seven (7) calendar days after the Authorization is obtained, and any shipping costs not included in the Authorization amount must not exceed 15 percent of the amount authorized.

  4.2 Customer Web site must contain a complete description of the goods or services offered, returned merchandise and refund policy, customer service contact information (including an email address or telephone number), known export or legal restrictions, and Customer's delivery policy.

  4.3 For Internet transactions, copies of Transaction Records may be delivered to Cardholder in electronic or paper format. Customer may not transmit Cardholder account numbers to Cardholders for Internet transactions.

  4.4  Customer agrees to follow the VISA Cardholders Information
Security Guidelines (presently available online at VISA's Web site (www.visa.com) as well as any other security guidelines or requirements established by any applicable Association or by Servicers.


5.0  Chargebacks:
     ------------

Customer shall assume all liability and responsibility for Chargeback transactions equal to the amount of the Customer's compensation for that transaction.